EXHIBIT 10.4

                             JACK S. MILLER
                 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                UNDER THE
                          SEABOARD CORPORATION
                 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                ARTICLE I

                    ESTABLISHMENT AND PURPOSE OF PLAN


Section 1.01.  Plan Establishment.

     Seaboard Corporation, a Delaware corporation (the
"Company"), hereby establishes the Jack S. Miller Supplemental
Executive Retirement Plan (the "Plan"), effective January 1,
1995, pursuant to the Company's Supplemental Executive Retirement
Plan.


Section 1.02.  Purpose.

     The Plan is intended to constitute an unfunded pension plan of a highly compensated, select management employee for the purpose of providing supplemental retirement benefits to Jack S.
Miller (the "Executive").


                               ARTICLE II

                                BENEFITS


Section 2.01.  Retirement Benefits.

     Beginning with the first day of the month following the Executive's retirement from the Company after attaining age 65, he will be entitled to a benefit of a ten-year certain and continuous life annuity in the amount of $8,333 per month. In the event of the Executive's death during the ten-year certain period, the balance of the payments for such period shall be paid to his beneficiary designated in writing and filed with the Company's Vice President-Finance and, in default thereof, to his estate. If the Executive shall die either while employed by the Company or after his retirement but before the commencement of benefits hereunder, monthly payments in the amount of $8,333 shall be made to the Executive's beneficiary as designated pursuant to the preceding sentence or his estate, as the case may be, for a period of ten years beginning with the first day of the month following the Executive's death. In the event of the Executive's termination of employment other than by reason of his retirement or death, no benefits will be payable hereunder.


                                ARTICLE III

                 ADMINISTRATION, FUNDING AND MISCELLANEOUS


Section 3.01.  Administration.

     (a) The Plan will be administered by the Board of Directors of the Company (the "Board") which shall have the sole discretion to interpret the Plan and determine eligibility for benefits hereunder. All decisions of the Board shall be final, conclusive, and binding upon all persons having any interest in the Plan.

     (b) In the administration of the Plan, the Board may, from time to time, (i) delegate its duties to any individual or committee, (ii) employ agents and delegate to them such duties as it sees fit, and (iii) consult with legal counsel, who may be legal counsel to the Company.


Section 3.02.  Funding.

     The Plan shall be unfunded, and all benefit payments provided hereunder shall be paid from the general assets of the Company. The Executive and any of his beneficiaries will be considered to be general unsecured creditors of the Company with respect to benefits under the Plan. The Company may cause the payments to the Executive or his beneficiaries to be made from the assets of an irrevocable grantor trust maintained by the Company and may purchase an insurance policy or policies insuring the life of the Executive or an annuity policy or policies to enable the Company to pay the costs of providing the benefits hereunder. Neither the Executive nor his beneficiaries shall have any rights whatsoever to the assets of the trust or any insurance or annuity policies. The insurance or annuity policies may be owned by the trust, in lieu of the Company, in which case the trust shall be the sole owner and beneficiary of the policy or policies and shall possess and may exercise all incidents of ownership in such policy or policies, except as otherwise provided in the trust.


Section 3.03.  Claims Procedure.

     The Executive and any beneficiary of his may apply to the Board for consideration of any claim for benefit under the Plan. If a claim is denied in whole or in part, the Executive or his beneficiary will receive written notification. The notification will include the specific reasons for the denial, with specific reference to the pertinent provisions of the Plan on which the denial was based, a description of any additional material or information needed to perfect the claim and why such material or information is necessary, and an explanation of the claims review procedure. If the Board fails to respond to the claim within ninety (90) days, the claim is treated as denied. Within sixty
(60) days after denial, the Executive or his beneficiary may submit a written request for reconsideration of the claim to the Board. Any such request should be accompanied by documents or records in support of the claim. The Executive or his beneficiary may review pertinent documents and submit issues and comments in writing. The Board will review the claim and provide, within sixty (60) days, a written response to the claimant. (This period may be extended an additional sixty (60) days under certain circumstances.) In its response, the Board will give specific reasons for its decision, written in a manner calculated to be understood by the claimant, with specific reference to the pertinent provisions of the Plan on which the decision is based.


Section 3.04.  Non-Alienation of Participant's Benefits.

     Except as required by law, no amount payable under this Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or hereafter payable, shall be void.


Section 3.05.  Employment.

     Participation in the Plan does not give the Executive any right to be retained in the employ of the Company, and no rights granted under the Plan shall be construed as creating a contract of employment. The right and power of the Company to dismiss or discharge the Executive is expressly reserved.


Section 3.06.  No Trust Relationship.

     Nothing contained herein and no actions taken pursuant to the Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and the Executive. The Company shall not be considered a trustee by reason of the Plan.


 Section 3.07.  Amendment, Modification and Termination.

     No amendment, modification or termination of the Plan shall be made without the prior written approval of the Executive, other than as may be required by governing law.


Section 3.08.  Benefits and Burdens.

     The Plan shall be binding upon and inure to the benefit of the Executive and his beneficiaries and the Company and its successors and assigns.


Section 3.09.  Governing Law.

     The provisions of the Plan shall be governed, construed, enforced and administered in accordance with the laws of Kansas and, to the extent applicable, by the Employee Retirement Income Security Act of 1974, as amended, and other applicable federal law.


Section 3.10.  Headings.

     The headings have been inserted for convenience only and shall not affect the meaning or interpretation of the Plan.


     IN WITNESS WHEREOF, the Company has caused the Plan to be executed this ___ day of March, 1995, by its duly authorized officer.

                              SEABOARD CORPORATION


                              By:  ___________________________
                                   J. E. Rodrigues
                                   Executive Vice President